As filed with the Securities and Exchange Commission on July 6, 2021

Registration No. 333-[                ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tempest Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-1472564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 275,

South San Francisco, California 94080

(415) 798-8589

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TEMPEST THERAPEUTICS, INC. 2017 EQUITY INCENTIVE PLAN

INCEPTION 2, INC. 2011 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Stephen Brady

Chief Executive Officer

Tempest Therapeutics, Inc.

7000 Shoreline Court, Suite 275,

South San Francisco, California

(415) 798-8589

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Asher Rubin

Rob Carlson

Sidley Austin LLP

1001 Page Mill Road, Building 1

Palo Alto, CA 94304 USA

(650) 565-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	259,108 shares (2)	$12.78 (3)	$3,311,400.24	$361.27
Common Stock, $0.001 par value per share	648,837 shares (4)	$10.25 (5)	$6,650,579.25	$725.58
Common Stock, $0.001 par value per share	13,041 shares (6)	$2.79 (7)	$36,384.39	$3.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional and indeterminate number of shares of common stock of Tempest Therapeutics, Inc. (formerly Millendo Therapeutics, Inc., the “Registrant”), par value $0.001 per share (the “Common Stock”), as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transactions.

(2)

Represents shares of Common Stock reserved for issuance under the Tempest Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) as assumed by the Registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 29, 2021, among the Registrant, Tempest Therapeutics Inc., and Mars Merger Corp. (the “Merger Agreement”).

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee. The price of $12.78 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on June 29, 2021.

(4)

Represents shares of Common Stock which may be issued pursuant to the exercise of outstanding stock options under the 2017 Plan, as assumed by the Registrant pursuant to the terms of the Merger Agreement.

(5)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $10.25 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2017 Plan.

(6)

Represents shares of Common Stock which may be issued pursuant to the exercise of outstanding stock options under the Inception 2, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), as assumed by the Registrant pursuant to the terms of the Merger Agreement.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.79 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2011 Plan.

EXPLANATORY NOTE

On March 29, 2021, the registrant, then known as “Millendo Therapeutics, Inc.” and TempestTx, Inc., then known as “Tempest Therapeutics, Inc.”, a Delaware corporation (“TempestTx”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a direct, wholly owned subsidiary of the registrant, Mars Merger Corp., merged with and into TempestTx, with TempestTx surviving as a wholly owned subsidiary of the registrant, which transaction is referred to herein as the “Tempest Merger.” On June 25, 2021, in connection with, and prior to the completion of, the Tempest Merger, the registrant effected a 1-for-15 reverse stock split of its common stock (the “Reverse Stock Split”). On June 24, 2021, TempestTx changed its name from “Tempest Therapeutics, Inc.” to “TempestTx, Inc.” and the registrant changed its name to “Tempest Therapeutics, Inc.” (“Tempest”). Following the completion of the Tempest Merger, the business conducted by the Company became primarily the business conducted by TempestTx, which is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel orally available therapies for the treatment of solid tumors. All references to shares and per share amounts in this Registration Statement reflect, where applicable, the Reverse Stock Split.

Pursuant to the Merger Agreement, each option to purchase shares of TempestTx common stock that was outstanding and unexercised immediately prior to the effective time of the merger, whether vested or unvested, and all stock option plans or other stock or equity-related plans of TempestTx was assumed by Tempest at the effective time and was converted into an option to acquire shares of Tempest’s Common Stock. This Registration Statement on Form S-8 is being filed for the purpose of registering the shares of Tempest’s Common Stock issuable under the 2017 Plan and the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Tempest regarding the Tempest Therapeutics, Inc. 2017 Equity Incentive Plan and the Inception 2, Inc. 2011 Equity Incentive Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Tempest hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 29, 2021;

(2)	The amendment no.1 to annual report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on April 29, 2021;

(3)

The audited financial statements of TempestTx as of December 31, 2020 and 2019 and for the years then ended filed with the SEC as part of the Registration Statement on Form S-4, as amended (File No. 333-255198);

(4)	The quarterly report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021;

(5)

The current reports on Form  8-K filed with the SEC on January  5, 2021, January 28, 2021, March  29, 2021, June 11, 2021, June 23, 2021, and June 28, 2021 (except Item 7.01), and on Form 8-K/A on July 1, 2021; and

(6)

The description of Tempest’s Common Stock set forth in the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed as Exhibit 4.6 to the Form 10-K for the fiscal year ended December 31, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Tempest with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by Tempest under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that Tempest may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Tempest’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The certificate of incorporation and bylaws provide that Tempest shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL. The DGCL prohibits limiting the liability of directors for (i) any breach of a director’s duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Tempest’s certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the bylaws, Tempest will also be empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom Tempest is required or permitted to indemnify.

Tempest entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. Tempest believes that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.

Tempest has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Tempest against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The limitation of liability and indemnification provisions in Tempest’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Tempest and its stockholders. A stockholder’s investment may be harmed to the extent Tempest pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Tempest’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Tempest has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Under the Merger Agreement, from the closing of the merger through the sixth anniversary of the closing, Tempest has agreed that all rights to indemnification, exculpation or advancement of expenses in favor of, and all limitations on the personal liability of, each present and former director or officer of Millendo Therapeutics, Inc. or TempestTx, Inc. provided for in the respective organizational documents of Millendo Therapeutics, Inc. and TempestTx, Inc. in effect as of the date of the Merger Agreement, shall continue to be honored and in full force and effect.

Under the Merger Agreement, the certificate of incorporation and bylaws of Tempest will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers than were set forth in the certificate of incorporation and amended and restated bylaws prior to the merger, which provisions shall not be amended, modified or repealed for a period of six years’ time from the closing of the merger in a manner that would materially and adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers or directors of Millendo Therapeutics, Inc.

The Merger Agreement also provides that Tempest shall purchase an insurance policy in effect for six years from the closing, providing at least the same coverage as the directors’ and officers’ liability insurance policies maintained prior to the merger and containing terms and conditions that are not materially less favorable to current and former officers and directors.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the statute, Tempest’s restated certificate of incorporation, as amended and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Filed Herewith	Incorporated by Reference
Exhibit	Description		Form	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation		10-Q	3.1	05/15/2019

4.2	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 24, 2021		8-K	3.1	06/28/2021

4.3	Certificate of Amendment to the Restated Certificate of Incorporation, dated June 25, 2021		8-K	3.2	06/28/2021

4.4	Amended and Restated Bylaws		8-K	3.1	08/09/2018

5.1	Opinion of Sidley Austin LLP	X

10.1	Tempest Therapeutics, Inc. 2017 Equity Incentive Plan	X

10.2	Inception 2, Inc. 2011 Equity Incentive Plan	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Deloitte & Touche LLP	X

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page of the Registration Statement)	X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of South San Francisco, State of California, on the 6th day of July, 2021.

Tempest Therapeutics, Inc.

By:	/s/ Stephen Brady
Name:	Stephen Brady
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Brady and Tom Dubensky as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen Brady	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	July 6, 2021
Stephen Brady

/s/ Pierre Lorenzo	Corporate Controller, Treasurer and Secretary(Principal Accounting Officer)	July 6, 2021
Pierre Lorenzo

/s/ Mike Raab	Chairman of the Board of Directors	July 6, 2021
Mike Raab

/s/ Tom Dubensky	President and Director	July 6, 2021
Tom Dubensky

/s/ Geoff Nichol	Director	July 6, 2021
Geoff Nichol, M.B., Ch.B., M.B.A.

/s/ Tom Woiwode	Director	July 6, 2021
Tom Woiwode, Ph.D.

/s/ Stella Xu	Director	July 6, 2021
Stella Xu, Ph.D.

/s/ Christine Pellizzari	Director	July 6, 2021
Christine Pellizzari